Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE SEGMENT AWARDS

Eau Claire, Wisconsin (August 14, 2026) – National Presto Industries, Inc. (NYSE: NPK) announced today that on August 13, 2026, the U.S. Army awarded AMTEC Corporation, a wholly owned subsidiary within National Defense Corporation (“NDC”), Presto’s Defense segment holding company, option awards under year five (Government Fiscal Year (FY) 2026) of AMTEC’s current five-year 40mm systems contract. Deliveries under the option award are scheduled to commence in mid-2028 and continue through early 2030. The company also announced today that on August 13, 2026, Spectra Technologies, LLC, another wholly owned subsidiary within NDC, received a subcontract from The Boeing Company for production of the warhead for the Small Diameter Bomb program. Deliveries on this award will commence in September 2027 upon completion of current Small Diamer Bomb warhead orders Spectra has with The Boeing Company. The 40mm and Small Diameter Bomb awards total $159.1 million.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms and fire extinguishers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.